                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              TOWER BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                               TOWER BANCORP, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON APRIL 4, 2001

TO THE SHAREHOLDERS OF TOWER BANCORP, INC.:

         Notice is hereby given that the Annual Meeting of Shareholders of Tower Bancorp, Inc. will be held at 1:30 p.m., prevailing time, on Wednesday April 4, 2001, at the Rescue Hose Company Special Events Center, 407 South Washington Street, Greencastle, Pennsylvania 17225, for the following purposes:

         1. To elect two Class B Directors to serve for 3-year terms and until their successors are elected;

         2. To ratify the selection of Smith Elliott Kearns & Company, LLC, Certified Public Accountants, as the independent auditors for the Corporation for the year ending December 31, 2001; and

         3. To transact any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

         In accordance with the By-laws of the Corporation and action of the Board of Directors, only those shareholders of record at the close of business on February 16, 2001, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

         A copy of the Corporation's Annual Report for the fiscal year ended December 31, 2000, is enclosed with this Notice. Copies of the Corporation's Annual Report for the 1999 fiscal year may be obtained by contacting Jeff B. Shank, President, Tower Bancorp, Inc., P.O. Box 8, Center Square, Greencastle, Pennsylvania 17225; (717) 597-2137.

         We urge you to mark, sign, date and promptly return your proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that we may assure the presence of a quorum. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation. Giving your proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the Corporation.

                                            By Order of the Board of Directors,


                                            Jeff B. Shank, President

March 5, 2001

                               TOWER BANCORP, INC.
                    PROXY STATEMENT FOR THE ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON APRIL 4, 2001

                                     GENERAL

INTRODUCTION, DATE, TIME AND PLACE OF ANNUAL MEETING
----------------------------------------------------

         The Board of Directors of the corporation furnishes this proxy statement for the solicitation of proxies to be voted at the Annual Meeting of Shareholders of the corporation to be held on Wednesday, April 4, 2001, at 1:30 p.m., prevailing time, at the Rescue Hose Company Special Events Center, 407 South Washington Street, Greencastle, Pennsylvania 17225, and at any adjournment or postponement of the meeting.

         The corporation's main office is located at Center Square, Greencastle, Pennsylvania 17225. The corporation's telephone number is (717) 597-2137. The corporation has one wholly owned subsidiary, The First National Bank of Greencastle. All inquiries should be directed to Jeff B. Shank, President of the corporation and the bank.

         SOLICITATION AND VOTING OF PROXIES
         ----------------------------------

         We are sending this proxy statement and the enclosed form of proxy to shareholders of the corporation on or about March 5, 2001. Proxyholders will vote shares represented by proxies on the accompanying proxy, if properly signed and returned, in accordance with the specifications made on the proxies by the shareholders. Any proxy not specifying to the contrary will be voted:

         -        For the election of the nominees for director named below;

         - For the ratification of the selection of Smith Elliott Kearns & Company, LLC as the independent auditors for the corporation for the year ending December 31, 2001; and

         - For the transaction of any other business that may properly come before the annual meeting and any adjournment or postponement of the meeting.

         Execution and return of the enclosed proxy will not affect a shareholder's right to attend the annual meeting and vote in person, after giving written notice to the Secretary of the corporation. A shareholder that returns a proxy may revoke it at any time before it is voted by delivering written notice of revocation to John H. McDowell, Sr., Secretary of Tower Bancorp, Inc., P.O. Box 8, Greencastle, Pennsylvania 17225.

         The corporation will bear the cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material that the corporation may furnish shareholders in connection with the annual meeting. In addition to the use of the mails, certain directors, officers and employees of the corporation and of the bank may solicit proxies personally, by telephone, telegraph and telecopier. The corporation will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by the persons. Upon request, the corporation will reimburse them for their reasonable forwarding expenses.

REVOCABILITY OF PROXY
---------------------

         A shareholder that returns a proxy may revoke the proxy at any time before it is voted only:

         - By giving written notice of revocation to John McDowell, Sr., Secretary of Tower Bancorp, Inc., P.O. Box 8, Greencastle, Pennsylvania 17225;

         - By executing a later-dated proxy and giving written notice thereof to the Secretary of the corporation; or

         - By voting in person after giving written notice to the Secretary of the corporation.

RECORD DATE, VOTING SECURITIES, AND QUORUM
------------------------------------------

         At the close of business on February 16, 2001, the corporation had 1,756,406 shares of common stock outstanding, the only issued and outstanding class of stock. The record date for the annual meeting is February 16, 2001. Only holders of common stock of record at the close of business on February 16, 2001, are entitled to notice of and to vote at the annual meeting. The corporation is also authorized to issue 500,000 shares of preferred stock, none of which have been issued. On all matters to come before the annual meeting, each share of common stock is entitled to one vote. Cumulative voting rights do not exist with respect to the election of directors.

         Pennsylvania law and the By-laws of the corporation require the presence of a quorum for each matter to be acted upon at the annual meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the annual meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

         Assuming the presence of quorum, the two nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for such nominee.

         Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the meeting is required for ratification of the selection of the independent auditors. Abstentions and broker non-votes are not deemed to constitute "votes cast" and, therefore, do not count either for or against such ratification. Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority for each matter by reducing the total number of shares voted from which the required majority is calculated.

             PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION'S STOCK

PRINCIPAL OWNERS
----------------

         The following table sets forth, as of February 16, 2001, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than 5% of the corporation's outstanding common stock. The number of shares beneficially owned by such person and the percentage of the corporation's outstanding common stock so owned.


                                                          Percent of Outstanding
                                  Number of Shares            Common Stock
  Name and Address             Beneficially Owned(1)       Beneficially Owned
  ----------------             ---------------------      ----------------------
  CEDE & Co                          652,690(2)                 37.16%
  Box #20
  Bowling Green Station
  New York, NY 10004

(1) The securities "Beneficially Owned" by an individual are determined in accordance with the definitions of "Beneficial Ownership" set forth in the general rules and regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after February 16, 2001. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Includes 196,826 shares registered in the name of Sentrust over which Sentry Trust Company exercises voting and dispositive power.

BENEFICIAL OWNERSHIP BY OFFICERS, DIRECTORS AND NOMINEES
--------------------------------------------------------

         The following table sets forth, as of February 16, 2001, and from information supplied by the respective persons, the amount and the percentage, if over 1%, of the common stock of the corporation beneficially owned (as defined in footnote No. 1, above) by each director, each nominee for director and all officers and directors of the corporation as a group. Unless otherwise noted shares are held directly by the respective individual. The shares beneficially reflect stock dividends paid by the corporation.

  Name of Individual or                   Amount and Nature of
  Identity of Group                       Beneficial Ownership       Percent of Class(8)
  -----------------                       --------------------       -------------------

  CLASS A DIRECTORS
  (Term expires in 2003)

  Harold C. Gayman                             18,492(1)                    1.04%

  James H. Craig, Jr.                           7,650(2)

  CLASS B DIRECTORS
  (Term expires in 2001)

  Jeff B. Shank                                19,131(3)                    1.08%
  (Nominee for Class B Director)

  Betty J. Lehman                              14,616(4)

  CLASS C DIRECTORS
  (Term expires in 2002)

  Robert L. Pensinger                           9,298(5)

  Kermit G. Hicks                              30,899(6)                    1.74%

  Lois E. Easton                                8,780(7)
  (Nominee for Class B Director)

  All Officers, Directors and
  Nominees as a Group (10 persons)             134,368                     7.56%


(1) Includes 7,604 shares held by Mr. Gayman's spouse. Shares and percent include 2,758 shares subject to vested options.

(2)      Shares and percent include 3,438 shares subject to vested options.

(3) Includes 10,766 shares held jointly with his spouse, 101 shares held by each of his two children and 7,304 shares held by the ESOP that are allocated to Mr. Shank's account and over which he exercises investment control. Shares and percent include 700 shares subject to vested options.

(4) Includes 6,606 shares held jointly with Mrs. Lehman's spouse. Shares and percent include 3,438 shares subject to vested options.

(5) Includes 1,398 shares held jointly with Mr. Pensinger's spouse and 218 shares held by Mr. Pensinger's spouse. Shares and percent include 3,438 shares subject to vested options.

(6) Includes 8,252 shares held by Mr. Hicks' spouse and 792 shares held in the Hicks Chevrolet, Inc. Profit Sharing Plan. Shares and percent include 3,438 shares subject to vested options.

(7) Includes 310 shares held by Ms. Easton's spouse. Shares and percent include 3,438 shares subject to vested options.

(8) The percent of class assumes all outstanding options issued to the directors and officers have been exercised and, therefore, on a pro forma basis, 1,777,054 shares of Common Stock outstanding.

                              ELECTION OF DIRECTORS

         The bylaws of the corporation provide for a Board of Directors of not less than five nor more than 25. Within these limits, the Board of Directors may, from time to time, fix the number of directors. The bylaws provide further for a classified Board of Directors with staggered 3-year terms of office. The terms of the classes expire at successive annual meetings. In addition, no person who is 75 years of age or older qualifies to be a director. However, any director who is elected or appointed to a term of office during which he or she attains the age of 75 years, is eligible to continue to serve until the expiration of that term of office.

         Betty J. Lehman, a Class B Director, turned 75 in July of 2000 and, as a result, is not eligible to serve as a director following the 2001 Annual Meeting. On February 2, 2001, the Board of Directors resolved to fix the number of Directors at six and fix the number of Directors in each Class at two, effective at the end of the current term.

         Shareholders will elect two Class B Directors at the annual meeting. The nominees for Class B Director are Jeff B. Shank and Lois E. Easton. The directors will serve for a 3-year term and until their successors are elected. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the election of the nominees. If the nominees should become unavailable for any reason, proxyholders will vote proxies in favor of substitute nominees as the Board of Directors of the corporation shall determine. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors of the corporation for any reason may be filled by a majority of the directors then in office until the expiration of term of the vacancy.

         In addition, there is no cumulative voting for the election of directors. Each share of common stock is entitled to cast only one vote for the nominee. For example, if a shareholder owns ten shares of common stock, he or she may cast up to ten votes for each of the two directors in the Class to be elected.

          INFORMATION AS TO NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

         The following table contains certain information, as of February 16, 2001, with respect to current directors, nominees for director and certain officers of the corporation.


                                               Principal Occupation
                                               for Past Five Years                     Director
                                               and Position Held with the              Since
Name                                  Age      Corporation and the Bank                Corp/Bank
----                                  ---      --------------------------              ---------
CLASS A DIRECTORS
TERM EXPIRES 2003
-----------------


Harold C. Gayman                      74       Retired Dairy Farmer                    1983/1980

James H. Craig, Jr.                   67       Retired Dentist                         1990/1990

CLASS B DIRECTORS
TERM EXPIRES 2001
-----------------

Jeff B. Shank                         45       President of the Corporation            1992/1992
(Nominee for Class B Director)                 and the Bank

Betty J. Lehman                       75       Retired Vice President of the Bank      1985/1985

CLASS C DIRECTORS
TERM EXPIRES 2002
-----------------

Robert L. Pensinger                   67       Retired Insurance Agent                 1987/1987
                                               State Farm

Kermit G. Hicks                       65       Chairman of the Board,                  1983/1969
                                               Hicks Chevrolet, Inc.

Lois E. Easton                        65       Retired Marketing Manager               1996/1996
(Nominee for Class B Director)                 of the Bank


     Every member of the Board of Directors is a member of each committee of the bank. The directors of the corporation are also directors of the bank. Committee members receive no fee for attendance at committee meetings. To date, none of the committees have designated a Chairman.

Asset/Liability Committee of the Bank: This committee reviews the investment portfolio of the bank and the budget, and oversees implementation of budget guidelines and expenditures. The committee meets quarterly.

Loan Committee of the Bank: This committee reviews lines of credit and substandard loans and makes recommendations to the Board of Directors with respect thereto. The committee meets monthly.

Executive Committee of the Bank: This committee consists of the Chairman, Vice-Chairman, President, Chief Executive Officer and Executive Vice President of the bank. This committee meets when necessary, at the request of the Chairman, Vice-Chairman or President of the bank to discuss and prepare recommendations on various business matters prior to the regular Board of Directors meeting.

Audit Committee of the Bank: The Audit Committee, of which all the members of the Board of Directors are members, held 4 meetings during fiscal year 2000. The Audit Committee oversees the accounting and tax functions of the corporation, recommends to the Board the engagement of independent auditors for the year, reviews with management and the auditors the plan and scope of the audit engagement, reviews the annual financial statements of the Company and any recommended changes or modifications to control procedures and accounting practices and policies, and monitors with management and the auditors the Company's system of internal controls and its accounting and reporting practices.

         During 2000, the directors of the corporation held 10 meetings and the directors of the bank held 52 meetings. Each of the directors attended at least 75% of the combined total number of meetings of the Boards of Directors and of the committees.

         The corporation does not have a standing nomination or compensation committee. A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the President of the corporation in accordance with Section 10.1 of the corporation's by-laws. Any shareholder who intends to nominate any candidate for election to the Board of Directors must notify the Secretary of the corporation in writing not less than 45 days prior to the date of any meeting of shareholders called for the election of directors.

                             EXECUTIVE COMPENSATION

         The table below reflects information concerning the annual compensation for services in all capacities to the corporation for the fiscal years ended December 31, 2000, 1999 and 1998 of those persons who were, as of December 31, 2000 (i) the Chief Executive Officer, and (ii) the four (4) other most highly compensated Executive Officers of the Corporation to the extent that such persons total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE


                                    Annual Compensation                  Long-Term Compensation

                                                                          Awards             Payouts

      (a)         (b)          (c)          (d)       (e)            (f)         (g)          (h)          (i)

                                                     Other        Restricted                             All Other
Name and                                             Annual          Stock      Options/                  Compen-
Principal                     Salary       Bonus     Compen-        Awards        SARs       Payouts      sation
Position          Year         ($)          ($)      sation           ($)        (#)(1)        ($)       ($)(2)(3)
--------          ----         ---          ---      ------           ---        ------        ---       ---------

Jeff B. Shank
President/CEO     2000        110,000      5,685     9,800            --          650          --          18,470

                  1999         88,000     20,000     9,800            --          680          --         298,614

                  1998         86,000     20,000     9,800            --          714          --          27,652

(1)      Adjusted to reflect a 2-for-1 stock split paid July 30, 1998.

(2)      Includes ESOP, profit sharing, and pension plan contributions.

(3) Includes life insurance premiums of $4,962 paid by the bank in 1998 on behalf of Mr. Shank pursuant to life insurance maintained for officers of the bank. Includes premiums paid by the bank in 1999 for split dollar life insurance of $275,000 on behalf of Mr. Shank, pursuant to life insurance maintained for officers of the bank. The bank can recover the premium costs upon the death of Mr. Shank.

OPTIONS GRANTS AND FISCAL YEAR-END VALUES
-----------------------------------------

         The following table shows all grants in 2000 of stock options to the Executive Officers named in the summary compensation table above adjusted to reflect stock dividends.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                          Number of            % of
                         Securities            Total
                         Underlying        Options/SARs
                        options/SARs        Granted to          Exercise
                           Granted         Employees In          or Base          Expiration         Grant Date
Name                       (#)(1)           Fiscal Year       Price ($/sh)           Date         Present Value ($)
----                       ------           -----------       ------------           ----         -----------------

Jeff B. Shank                650               100%               $1/sh              None              $14,460
President and CEO

---------------
(1) All options were granted on January 12, 2000, and became exercisable on the same day with no vesting schedule or expiration date.

               AGGREGATED OPTION/SAR EXERCISED IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES


                                                                                                    Value of
                                                                             Number of             Unexercised
                                                                       Securities Underlying      In-the-Money
                                                                       Unexercised Options/      Option/SATs at
                                                                         SARs at FY-End(#)          FY-End($)

                         Shares Acquired                                   Exercisable/           Exercisable/
Name                     On Exercise (#)        Value Realized($)          Unexercisable          Unexercisable
----                     ---------------        -----------------      ---------------------     --------------

Jeff B. Shank                     650                  $13,835                -0-/-0-                -0-/-0-
President/CEO

PROFIT SHARING PLAN
-------------------

         The bank maintains a profit-sharing plan that generally covers all employees who have completed 1 year of service and attained the age of 20. Contributions to the plan are based on bank performance as a percentage of assets and are computed as a percentage of the participant's total earnings. The payment of benefits to participants is made at death, disability, termination or retirement. Contributions to the plan for all employees charged to operations during 2000 amounted to $88,530.

EMPLOYEE STOCK OWNERSHIP PLAN
-----------------------------

The bank maintains an Employee Stock Ownership Plan that generally covers all employees who have completed 1 year of service and attained the age of 20. Contributions to the plan are based on bank performance as a percentage of assets and are computed as a percentage of the participants' total earnings. The payment of benefits to participants is made at death, disability, termination or retirement. Contributions to the plan for all employees charged to operations during 2000 amounted to $88,530.

CASH BONUS PLAN
---------------

         In addition to contributions to Employee Stock Ownership Plan and the Profit Sharing Plan, the bank desires to return a portion of its profit to its employees in the form of a quarterly cash bonus. To be eligible, an employee must work 2 full quarters, work at least 250 hours, and be employed on the last day of the quarter. After meeting this criteria, employees will receive any applicable bonus for the last quarter they worked. The bank uses ROE (Return on Equity) to measure profitability. ROE is a percentage derived from a calculation by which the bank's net income is divided by the bank's equity (value of bank common stock). If the bank exceeds 12% ROE at the end of any quarter, a cash bonus is paid to each eligible employee.

         The quarterly earnings of any eligible employee will be used for the calculation of the cash bonus. Cash bonuses are considered compensation for tax purposes and are taxed accordingly. All full-time and part-time employees of the bank are eligible for the cash bonus.

         The plan was established in 2000. The bank paid $32,867 during 2000 pursuant to the terms of the plan.

INSURANCE
---------

         The bank also maintains a group health, accident, and life insurance plan that is generally available to all employees. The aggregate amount of personal benefits to any one person was not more than $5,000.

         The bank maintains an executive supplemental insurance plan for certain key executives designated by the executive committee of the Board. This plan provides payments after retirement, which supplement the bank's pension plan and provides certain life insurance benefits. The deferred payments will be paid from the general funds of the bank; however, the bank purchases and is the beneficiary of insurance on the lives of participants, the proceeds of which are used to help recover the net after-tax cost of the benefits and insurance premiums paid. Premiums may also be offset by borrowing against the cash values of the insurance policies. At December 31, 2000, these policies had a net accumulated cash value of $788,540.

COMPENSATION OF DIRECTORS
-------------------------

During 2000, the bank's Board of Directors held 52 meetings. Directors receive $150 for each meeting they attend. Each director is permitted 4 absences each year, and will not receive the $150 meeting fee for any meeting missed in excess of 4 meetings per year. In addition, each director receives a fee of $2,000 per year, payable in installments of $500 each quarter. The Chairman of the Board receives $950 per quarter. Other than the supplemental insurance plan described below, there are no other special arrangements with any directors. In 2000, the Board of Directors of the bank received $61,200 in the aggregate, for all Board of Directors meetings attended and all fees paid.

The bank maintains a supplemental insurance plan for directors pursuant to which a director may elect to defer receipt of a portion of fees for Board Meetings for at least 4 years or until he reaches age 65, whichever is later. An amount equal to fees waived in addition to interest at an annual rate of 10% per year will be paid to each participating director or his designated beneficiary during a period of 10 years after the director reaches age 65. Fees and interest paid by the bank will be recovered through insurance policies on the lives of participating directors. Funds from the deferred fees of a participating director will be used to reimburse the bank for the costs of the premium for the insurance policies. The cost of the insurance premiums in 2000 was $31,900.

PENSION PLAN
------------

         The bank maintains a non-contributory money purchase pension plan with employer contributions based upon a fixed formula of salary. Currently, the plan provides a base contribution of 3% of pay for all eligible participants with an additional 3% of pay based upon a social security integrated formula. Once contributions are determined, they are placed into a pension trust and accumulated for each participant with investment earnings each year. The ultimate benefit payable to each employee under this pension plan is the total account balance of the employee at their respective retirement date. The normal retirement date for employees is the later of the participant's sixty-fifth birthday, or the fifth anniversary of the participant joining the plan. An employee must be at least twenty years of age and have one full year of service to become a plan participant. Full vesting in accumulated plan benefits occurs at the end of five years of service; there is no partial vesting.

         For the 2000 plan year, the estimated employer contribution for all eligible plan participants was $50,700.

               BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

         The Board of Directors of the corporation is responsible for the governance of the corporation and the bank. In fulfilling its fiduciary duties, the Board of Directors acts in the best interests of the corporation's shareholders, customers and the communities served by the corporation and the bank. To accomplish the strategic goals and objectives of the corporation, the Board of Directors engages competent persons who undertake to accomplish these objectives with integrity and in a cost-effective manner. The compensation of these individuals is part of the Board of Directors' fulfillment of its duties to accomplish the corporation's strategic mission. The bank provides compensation to the employees of the corporation and the bank.

         The fundamental philosophy of the corporation's and the bank's compensation program is to offer competitive compensation opportunities for all employees based on the individual's contribution and personal performance. The objectives of the compensation program are to establish a fair compensation policy to govern executive officers' base salaries and incentive plans to attract and motivate competent, dedicated, and ambitious managers whose efforts will enhance the products and services of the corporation, the results of which will be improved profitability, increased dividends to our shareholders and subsequent appreciation in the market value of our shares.

         Annually, the Board of Directors reviews and approves the compensation of the corporation's and the bank's top executives. As a guideline for review in determining base salaries, the committee uses, among other things, information set forth in L.R. Webber Salary Survey. The Performance Chart uses a different Peer Group, including only Pennsylvania bank holding companies not quoted on the NASDAQ because of common industry issues and competition for the same executive talent group.

CHIEF EXECUTIVE OFFICER
-----------------------

         The Board of Directors has determined that the Chief Executive Officer's 2000 compensation of $110,000 and a 6.5% increase in aggregate Chief Executive Officer compensation over the 1999 fiscal year is appropriate. There is no direct correlation between the Chief Executive Officer's compensation, the Chief Executive Officer's increase in compensation and any of the above criteria, nor is there any weight given by the Board of Directors to any of the above specific individual criterion. Such increase in the Chief Executive Officer's compensation is based on the committee's subjective determination after review of all information, including the above, that it deems relevant.

EXECUTIVE OFFICERS
------------------

         The Board of Directors has established that the compensation of the corporation's and the bank's executive officers increased by 7.8% over 1999 compensation of $295,000. Compensation increases were determined by the committee based on its subjective analysis of the individual's contribution to the corporation's strategic goals and objectives. In determining whether strategic goals have been achieved, the Board of Directors considers among numerous factors the corporation's performance as measured by earnings, revenues, return on assets, return on equity, market share, total assets and non-performing loans. Although the performance and increases in compensation were measured in light of these factors, there is no direct correlation between any specific criterion and the employees compensation, nor is there any specific weight provided to any such criteria in the committee's analysis. The determination by the committee is subjective after review of all information, including the above, it deems relevant.

         In addition to base salary, executive officers of the corporation and the bank may participate currently in the Profit Sharing Plan and the Employee Stock Ownership Plan.

         Total compensation opportunities available to the employees of the bank are influenced by general labor market conditions, the specific responsibilities of the individual, and the individual's contributions to the corporation's success. The corporation reviews individuals annually on a calendar year basis. The bank strives to offer compensation that is competitive with that offered by employers of comparable size in our industry. Through these compensation policies, the corporation strives to meet its strategic goals and objectives to its constituencies and provide compensation that is fair and meaningful to its employees.

                               James H. Craig, Jr.
                                 Lois E. Easton
                                Harold C. Gayman
                                 Kermit G. Hicks
                                 Betty J. Lehman
                               Robert L. Pensinger
                                  Jeff B. Shank

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Jeff B. Shank, President and Chief Executive Officer of the corporation, is a member of the Board of Directors. Mr. Shank makes recommendations to the Board of Directors regarding compensation for employees. Mr. Shank does not participate in conducting his own review. The entire Board of Directors votes to establish the corporation's compensation policies.

                             AUDIT COMMITTEE REPORT

         The Audit Committee, in fulfilling its oversight responsibilities regarding the audit process:

         - Reviewed and discussed the fiscal year 2000 audited financial statements with management;

         - Discussed with the independent auditors, Smith Elliott Kearns & Company, LLC, the matters required to be discussed by Statement on Accounting Standards No. 61 (Codification of Statements on Auditing Standards, AU 380, as amended or supplemented); and

         - Reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees, as modified or supplemented), and discussed with the independent auditors any relationships that may impact their objectivity and independence.

         Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2000, be included in the Company's Annual Report on Form 10-K and filed with the Securities and Exchange Commission.

         The aggregate fees billed by Smith Elliott Kearns & Company, LLC for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $27,500. No services were rendered for consultations regarding information systems design or implementation. Other fees billed by Smith Elliott Kearns & Company, LLC which related to other attest functions, tax issues and other SEC filings aggregated $43,916.

         The foregoing report has been furnished by the current members of the Audit Committee.

                         Members of the Audit Committee

                               James H. Craig, Jr.
                                 Lois E. Easton
                                Harold C. Gayman
                                 Kermit G. Hicks
                                 Betty L. Lehman
                               Robert L. Pensinger
                                  Jeff B. Shank

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         A line graph is set forth below. The graph compares the yearly change in the cumulative total shareholder return on the corporation's common stock against the cumulative total return of the S&P 500 Stock Index and the Peer Group Index for the period of five fiscal years commencing January 1, 1995 and ended December 31, 2000. The shareholder return shown on the graph below is not necessarily indicative of future performance.


                              TOWER BANCORP, INC.
                       STOCK PRICE PERFORMANCE GRAPH DATA

-----------------------------------------------------------------------------------------------------------
                                         1995       1996        1997        1998        1999        2000
-----------------------------------------------------------------------------------------------------------
ACNB Corp.                              100.00       96.00      145.66      144.90      121.32       113.60
Citizens & Northern Corp.               100.00      128.16      179.41      199.63      160.11       125.40
CNB Financial Corporation               100.00      129.58      150.95      260.30      184.00       125.35
Codorus Valley Bancorp, Inc.            100.00      109.14      175.82      160.09      164.27       156.14
Drovers Bancshares Corporation          100.00      111.46      195.28      215.16      193.41       278.37
First Chester County Corporation        100.00      112.57      165.93      197.60      213.80       152.49
Franklin Financial Services Corp.       100.00      121.29      195.46      178.48      128.60       102.46
Penseco Financial Services Corp.        100.00      107.55      143.18      215.04      135.66       112.20
PennRock Financial Services Corp.       100.00       99.54      124.93      152.95      118.51        99.00
                                     ----------------------------------------------------------------------
Peer Group Total                        900.00    1,015.29    1,476.60    1,724.13    1,419.68     1,265.00
-----------------------------------------------------------------------------------------------------------
Peer Group Index                        100.00      112.81      164.07      191.57      157.74       140.56
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Tower Bancorp, Inc.                     100.00      134.69      196.88      268.62      226.38       187.63
-----------------------------------------------------------------------------------------------------------

S&P 500 Total Return                    100.00      122.90      163.85      210.58      254.83       231.62
-----------------------------------------------------------------------------------------------------------
S&P 500 Total Return Index              100.00      122.90      163.85      210.58      254.83       231.62
===========================================================================================================

NOTE: The peer group for which information appears above includes the following companies: ACNB Corporation; Citizens & Northern Corp.; CNB Financial Corporation; Codorus Valley Bancorp, Inc.; Drovers Bancshares Corporation; First West Chester Corporation; Franklin Financial Services Corp.; Penseco Financial Services Corp.; and PennRock Financial Services Corp. These companies were selected based on four criteria: total assets between $290 million and $900 million; market capitalization between $35 million and $140 million; headquarters located in Pennsylvania; and not quoted on NASDAQ.

                              CERTAIN TRANSACTIONS

         With the exceptions noted below, there have been no material transactions between the corporation and the bank, nor any material transactions proposed, with any director or executive officer of the corporation and the bank, or any associate or any of the foregoing persons. The corporation and the bank have had and intend to continue to have banking and financial transactions in the ordinary course of business with directors and executive officers of the corporation and the bank and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. Total loans outstanding from the bank at December 31, 2000, to the corporation's and bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $1,720,509 or approximately 6.5% of total equity capital. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

CHANGE OF CONTROL AGREEMENT
---------------------------

         In 1995, the corporation and the bank entered into a Change of Control Agreement with Jeff B. Shank, President and Chief Executive Officer of the corporation and of the bank. The agreement provides certain benefits to Mr. Shank in the event of a change of control, as more fully described below.

         In the event that the corporation and the bank undergo a change of control, as defined, Mr. Shank's agreement provides that it shall automatically become an employment agreement, binding on any acquirer of the corporation and the bank. Once triggered by a change of control, the agreement has a 3-year term from the date of the change in control and provides for an automatic renewal for an additional 12-month period annually, unless terminated as provided in the agreement. The agreement provides that Mr. Shank continue his duties as President and Chief Executive Officer of the corporation and of the bank and remain a member of the respective Boards of Directors. The agreement restricts Mr. Shank's ability to gain other employment during the term of the agreement.

         The agreement provides that, immediately following the change of control, Mr. Shank is entitled to an annual direct salary of at least the median salary for peer group financial institutions, as set forth in L.R. Webber Associates, Inc. Annual Salary Survey for the calendar year immediately preceding the change of control. In no event, shall Mr. Shank's salary, pursuant to the agreement, be less than his actual salary for the calendar year during which the change in control occurred. Mr. Shank's annual direct salary after the change of control is subject to annual review, but, in no event, may the salary be reduced below the initial direct salary level set forth in the agreement. The agreement also provides that Mr. Shank is eligible to receive periodic bonuses at the discretion of the respective Boards of Directors of the corporation and of the bank, all in accordance with the bonus programs in place immediately prior to the change in control. The agreement also provides that Mr. Shank is entitled to director's fees and certain fringe benefits, vacation, reimbursement of business expenses and perquisites.

         If, following a change of control, Mr. Shank is discharged or resigns for good reason, as defined in the agreement, he is entitled to a lump sum payment equal to 2.99 times his base amount, as defined in the agreement, plus certain benefits.

                      PRINCIPAL OFFICERS OF THE CORPORATION

         The following table sets forth selected information, as of February 16, 2001, about the principal officers of the corporation, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors.


                                                                             Number of
                                                        Bank               Shares Bene-             Age as of
Name and                           Held               Employee               ficially               Feb. 16,
Office Held                        Since                Since                  Owned                  2001
-----------                        -----                -----                  -----                  ----

Kermit G. Hicks - Chairman         1983                  (1)                  30,899                   65
of the Board

Jeff B. Shank - President and      1991                 1976                  19,131                   45
Chief Executive Officer

John H. McDowell, Sr. -            1986                 1977                   9,306                   51
Executive Vice President/
Secretary

Donald G. Kunkle - Vice            1990                 1987                  13,312                   51
President

Donald F. Chlebowski, Jr. -        1990                 1980                   3,399                   42
Treasurer

----------------
  (1)    Mr. Hicks is not an employee of the bank.

         Each of the principal officers of the corporation has been employed as an officer or employee of the bank for more than the past 5 years.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the corporation's officers and directors, and persons who own more than 10% of the registered class of the corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the corporation with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from reporting persons that no Forms 5 were required for those persons, the corporation believes that during the period January 1, 2000 through December 31, 2000, its officers and directors were in compliance with all filing requirements applicable to them.

                                LEGAL PROCEEDINGS

         In the opinion of the corporation's management, there are no proceedings pending to which the corporation and the bank are a party or to which its property is subject, which, if determined adversely to the corporation and the bank, would be material in relation to the corporation's and the bank's financial condition. There are no proceedings pending other than ordinary routine litigation incident to the business of the corporation and the bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the corporation and the bank by government authorities.

                   RATIFICATION OF INDEPENDENT PUBLIC AUDITORS

         Unless instructed to the contrary, the proxyholders intend to vote the proxies for the ratification of the selection of Smith Elliott Kearns & Company, LLC as the corporation's independent auditors for its 2001 fiscal year. Smith Elliott Kearns & Company, LLC has advised the corporation that none of its members have any financial interest in the corporation. Ratification of Smith Elliott Kearns & Company, LLC will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting. Smith Elliott Kearns & Company, LLC served as the corporation's independent public accountants for the 2000 fiscal year. In addition to performing customary audit services, Smith Elliott Kearns & Company, LLC assisted the corporation and the bank with the preparation of their federal and state tax returns, and provided assistance in connection with regulatory matters, charging the corporation for such services at its customary hourly billing rates. These non-audit services were approved by the Board of Directors prior to the rendering of such services after due consideration of the effect of the performance thereof on the independence of the accountants. The corporation's Board of Directors approved these services and reviewed the nature and expense associated with the services. The Board concluded that there was no effect on the independence of the accountants.

         In the event that the shareholders do not ratify the selection of Smith Elliott Kearns & Company, LLC as the corporation's independent auditors for the 2001 fiscal year, another accounting firm may be chosen to provide independent audit services for the 2001 fiscal year.

         The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Smith Elliott Kearns & Company, LLC as the independent auditors for the corporation for the year ending December 31, 2001.

                                  ANNUAL REPORT

         The corporation encloses a copy of the corporation's Annual Report for its fiscal year ended December 31, 2000, with this proxy statement. A representative of Smith Elliott Kearns & Company, LLC, the accounting firm that examined the financial statements in the annual report, will attend the annual meeting. The representative of Smith Elliott Kearns & Company, LLC will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the meeting.

                              SHAREHOLDER PROPOSALS

         Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the corporation's proxy statement for its 2001 Annual Meeting of Shareholders must deliver the proposal in writing to the president of Tower Bancorp, Inc. principal executive offices at Center Square, Greencastle, Pennsylvania, not later than Tuesday, November 6, 2001.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, the proxyholders intend to vote on such matters in accordance with their best judgment.

                             ADDITIONAL INFORMATION

         UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, FROM JEFF B. SHANK, PRESIDENT, TOWER BANCORP, INC., P.O. BOX 8, CENTER SQUARE, GREENCASTLE, PENNSYLVANIA 17225.

:128051

                                 REVOCABLE PROXY
                               TOWER BANCORP INC.

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 4, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Judy Ell and Kathy G. Fittro and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Tower Bancorp, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the Rescue Hose Company Special Events Center, 407 South Washington Street, Greencastle, Pennsylvania 17225, on Wednesday, April 4, 2001 at 1:30 p.m., prevailing time, and at any adjournment or postponement thereof as follows:

1. ELECTION OF TWO (2) CLASS B DIRECTORS TO SERVE FOR A THREE-YEAR TERM (except as marked to the contrary below):

                   Jeff B. Shank                      Lois E. Easton

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------


2. PROPOSAL TO RATIFY THE SELECTION OF SMITH ELLIOTT KEARNS & COMPANY, LLC, CERTIFIED PUBLIC ACCOUNTANTS, AS THE INDEPENDENT AUDITORS FOR THE CORPORATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE AFORESAID SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND FOR PROPOSAL 2.